EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Compass Bancshares, Inc. of our report dated February 25, 2005, except for the restatement described in Note 1 to the consolidated financial statements and the matter described in the penultimate paragraph of “Management’s Report on Internal Control Over Financial Reporting”, as to which the date is January 10, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Compass Bancshares Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Birmingham, Alabama
January 18, 2006